EXHIBIT 5.1

                            VALERO ENERGY CORPORATION
                                 ONE VALERO WAY
                              SAN ANTONIO, TX 78249

                                September 1, 2005

Valero Energy Corporation
One Valero Way
San Antonio, Texas  78249

Ladies and Gentlemen:

      I am Vice President - Corporate Law and Secretary of Valero Energy Corporation, a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on Form S-4 (the "Registration Statement") relating to registration under the Securities Act of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") issuable in connection with the merger of Premcor Inc. ("Premcor") with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of April 24, 2005, by and between Premcor and the Company (the "Merger Agreement"), including the filing of a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (the "Amendment").

      The Amendment relates to the registration of up to 7,109,195 shares of Common Stock issuable pursuant to the Premcor 2002 Special Stock Incentive Plan, Premcor 2002 Equity Incentive Plan, and Premcor 1999 Stock Incentive Plan (collectively, the "Plans"). Valero assumed the Plans pursuant to the transactions contemplated by the Merger Agreement.

      In rendering this opinion, I have examined the Merger Agreement, the Registration Statement, the Amendment, the Company's current Amended and Restated Certificate of Incorporation, as further amended to date, and Amended and Restated By-laws, as further amended to date, and originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

      Based on the foregoing, I am of the opinion that the shares of Common Stock, when sold and issued in accordance with the terms and conditions of the Plans as described in the Amendment, will be validly issued, fully paid and nonassessable.

      I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.

      I hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Amendment.




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In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                      Very truly yours,

                                      /s/ Jay D. Browning
                                      ---------------------------------------
                                          Jay D. Browning
                                          Vice President - Corporate Law
                                          and Secretary